Exhibit 5.01

April 10, 2014

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:  Google Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Google Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,368,637 shares of the Company’s Class C capital stock, par value $0.001 per share (the “Shares”), to be issued by the Company pursuant to the Google Inc. 2003 Stock Plan (No. 3), the Google Inc. 2004 Stock Plan, the Keyhole, Inc. 2000 Equity Incentive Plan, the Click Holding Corp. 2005 Stock Incentive Plan, the AdMob, Inc. 2006 Stock Plan and the UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, and the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further received a letter dated April 10, 2014 from Kent Walker, Senior Vice

Google Inc., p. 2

President, General Counsel, and Assistant Secretary of the Company, representing to us that the Company has available a sufficient number of shares authorized and available for issuance, together with shares authorized and issued but not outstanding, to deliver the Shares under the Plans, and are relying on such representation.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Michael J. Albano
Michael J. Albano, a Partner